Exhibit 107

Calculation of Filing Fee Tables

S-3

Peoples Financial Services Corp.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, par value $2.00 per share	457(o)	(1)	(2)	(3)	-	-
	Equity	Preferred Stock, without par value	457(o)	(1)	(2)	(3)	-	-
	Debt	Debt Securities	457(o)	(1)	(2)	(3)	-	-
	Other	Warrants	457(o)	(1)	(2)	(3)	-	-
	Other	Purchase Contracts	457(o)	(1)	(2)	(3)	-	-
	Other	Rights	457(o)	(1)	(2)	(3)	-	-
	Other	Units	457(o)	(1)	(2)	(3)	-	-
	Unallocated (Universal) Shelf	(1)	457(o)	$150,000,000.00	(2)	$150,000,000.00	0.00015310	$22,965.00
Total Offering Amounts					$150,000,000.00			$22,965.00
Total Fee Offsets								$0.00
Net Fee Due								$22,965.00

Offering Note

(1) The amount to be registered consists of up to $150,000,000 of an indeterminate amount of common stock, preferred stock, debt securities, warrants, purchase contracts, rights and/or units, along with an indeterminate number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered hereunder. Separate consideration may or may not be received for securities that are issuable upon conversion or exchange of other securities or that are issued in units with other securities registered hereunder. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or other similar transaction.

(2) The proposed maximum offering price per security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(3) The proposed maximum aggregate offering price has been estimated for the sole purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act and is exclusive of accrued interest, distributions and dividends, if any.